Epoch Announces 16% Increase in AUM to $11.4 Billion

NEW YORK -- (BUSINESS WIRE) -- January 5, 2010 – Epoch Investment Partners, Inc. (“Epoch” or the “Company”), a leading investment manager and investment adviser and the sole operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") were approximately $11.4 billion as of December 31, 2009, an increase of 16% from $9.8 billion as of September 30, 2009.

“We are pleased to report another quarter of significant AUM growth and a year of strong investment performance,” said William W. Priest, Chief Executive Officer of the Company.

A significant component of the increase in AUM was the funding of several new U.S. and foreign institutional mandates.  Epoch was awarded several mandates from Australian institutional investors including the Australian superannuation fund, State Super Financial Services. Furthermore, in conjunction with its Australian distribution partner, Grant Samuel Funds Management, Epoch launched the Grant Samuel Epoch Global Choice Fund.

“As a result of our strong risk-adjusted investment returns, strong interest in our U.S. and global investment strategies continues to materialize in the form of new mandates,” stated Mr. Priest.  “Epoch is singularly focused upon ensuring its clients experience the highest level of service they have come to expect from Epoch as we manage our firm’s development.”

As previously announced, the Company commenced posting monthly AUM updates on its website in early November.  Also notable was the fifth consecutive Canadian Investment AwardTM for “best in class” in the U.S. Equity category for the CI American Value Fund, of which Epoch is the sole sub-advisor.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended.  Investment management and investment advisory services are the Company's sole line of business.  Headquartered in New York, the Company's current product offerings include U.S. All Cap Value; U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. Choice; International Small Cap; Global Small Cap; Global Choice; Global Equity Shareholder Yield; and Global Absolute Return.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2009.   Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects.  The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact

Phil Clark, 212-303-7210, pclark@eipny.com